UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  May 24, 2005

QAD Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22823	77-0105228
(State or other jurisdiction	(Commission	(IRS Employer Identification Number)
of incorporation)	File Number)

6450 Via Real, Carpinteria, California	93013
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (805) 684-6614

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On May 24, 2005, QAD Inc. signed an agreement with Recovery Equity Investors II, L.P. (“REI II”), a Delaware limited partnership, to purchase 2 million shares of QAD common stock from REI II for $7.40 per share.  The cash purchase will amount to $14.8 million and will take place on May 26, 2005 (“the closing date”).  As a result of the transaction, REI II will own 1,002,778 shares, which will represent less than 5% of the total outstanding shares of QAD common stock.

Prior to the transaction, REI II owned 3,002,778 shares of QAD common stock based on a stock purchase agreement dated December 23, 1999.  In accordance with that agreement, REI II is entitled to designate one person for election to QAD’s Board of Directors as long as it owns at least 50% of its original common stock purchase.  As of the closing date, REI II will hold less than 50% of their original holdings.  Accordingly, as a result of the transaction, Jeffrey A. Lipkin will not stand for reelection to QAD’s Board of Directors at the upcoming annual meeting of shareholders and will resign from the Board effective the closing date.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As a result of the transaction described above in Item 1.01, Jeffrey A. Lipkin will not stand for reelection to QAD’s Board of Directors at the upcoming annual meeting of shareholders and will resign from the Board effective May 26, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QAD Inc.
(Registrant)
Date: May 24, 2005	By	/s/ Daniel Lender
Daniel Lender
Chief Financial Officer
(on behalf of the Registrant and as
Principal Financial Officer)